Partnership of:
DALE MATHESON CARR-HILTON LABONTE	Vancouver	Robert J. Burlart, Inc. Peter J. Donaldson, Inc. Robert J. Matheson, Inc.	James F. Carr-Hilton, Ltd. Reginald J. LaBonte, Ltd.	Alvin F. Dale, Lit.
CHARTERED ACCOUNTANTS	Surrey	Peter J. Donaldson, Inc.	Fraser G. Ross, Ltd.
	Port Coquitlam	Wilfred A. Jacohson, Inc. Fraswer G. Ross, Ltd.	Brian A. Shaw, Inc.	Anthony L. Soda, Inc.

November 30, 2005

U.S. Securities and Exchange Commission

Division of Coporate Finance

450 Firth Street, N.W.

Washington, D.C. 20549

Re: Form 20-F Registration Statement for Crosshair Exploration & Mining Corp.

Dear Sirs:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our independent auditor’s report dated July 1, 2004 except for 2003 information in Note 11 which is as of November 30, 2005, on the audit of the statements of operations, shareholders’ equity and cash flows for the year ended April 30, 2003 of Crosshair Mining & Exploration Corp. (formerly International Lima Resources Corp.), which report appears in the 20-F dated November, 2005.

DALE MATHESON CARR-HILTON LABONTE

Chartered Accountants

Vancouver, B.C.

A MEMBER OF MMGI INTERNATIONAL, A WORLDWIDE NETWORK OF INDEPENDENT ACCOUNTANTS AND BUSINESS ADVISORS

Vancouver

Suite 1700 - 1140 West Pender Street, Vancouver, B.C., Canada V6E 4G1, Tel: 604 687 4747  Fax: 604 687 4216

Suite 1300 - 1140 West Pender Street - Regulatory and Tax Practices Office  Tel: 604 687 4747  Fax: 604 689 2778

Port Coquitlam Surrey

P.O. Box 217, 22320 Elgin Avenue, Port Coquitlam, B.C. Canada V3c 3V7, Tel: 604 941 8266  Fax:604 941 0971

Suite 303 - 7337 137th Street, Surrey, B.C., Canada V3W 1A4, Tel: 604 572 4586  Fax: 604 572 4587